Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
Registration Statement Under
The Securities Act Of 1933
(Form Type)
TETRA Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Common Stock, par value $0.01 per share	Other	4,600,000.00	$3.07	$14,122,000	$153.10 per $1,000,000	$2,162.08
Total Offering Amounts					—	$14,122,000	—	$2,162.08
Total Fee Offsets					—	—	—	—
Net Fee Due					—	—	—	$2,162.08

(1)    The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 4,600,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of TETRA Technologies, Inc., a Delaware corporation, that may be delivered with respect to awards under the TETRA Technologies, Inc. Third Amended and Restated 2018 Equity Incentive Plan (as amended from time to time, the “Plan”), which consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and additional shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the reallocation provisions of the Plan. Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan. The proposed maximum offering price per share of Common Stock and proposed maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Common Stock as reported on the NYSE on June 9, 2025, which was equal to $3.07.